Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

March 26, 2024

Board of Directors

Mode Mobile, Inc.

We hereby consent to the inclusion in the Offering Circular (or other associated documents) filed under Regulation A tier 2 on Forms 1-A, 1-A POS or 1-K of our reports dated July 25, 2023, with respect to the balance sheets of Mode Mobile, Inc. as of December 31, 2022 and 2021 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2022 and 2021 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

IndigoSpire CPA Group, LLC

Aurora, Colorado